Exhibit 99.1

Champion Homes Announces Senior Leadership Appointments Across Customer Experience, Sales and Manufacturing

Troy, Michigan, June 2, 2026 /Business Wire/ -- Champion Homes, Inc. (NYSE: SKY) (“Champion Homes”) today announced several leadership appointments in connection with the retirement of Joseph Kimmell, Executive Vice President, Operations, effective June 26, 2026. Mr. Kimmell will remain available on a consulting basis through the end of August to help ensure a smooth transition. The following appointments reflect the Company’s planned approach to succession and leadership alignment as Champion continues to evolve its operating model across 9,300 team members and 129 retail and manufacturing locations:

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Wade Lyall has been appointed Chief Sales Officer
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John Kastanek has been appointed Chief Customer Experience Officer
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Andrew Houser has been appointed Senior Vice President, Manufacturing

“We are excited to announce these leadership appointments, which reflect the depth of talent across Champion and are the result of a thorough succession planning process,” said Tim Larson, President and CEO of Champion Homes. “Wade, John and Andrew bring valuable experience and a deep understanding of our business. By aligning leadership across customer experience, sales and manufacturing, we are strengthening our ability to serve customers, support our partners and execute across the business. With this team in place, we believe Champion is well positioned for its next phase of growth.”

Mr. Larson concluded, “We are grateful for Joe’s many contributions to Champion over nearly three decades. He has played an important leadership role across the Company and our manufacturing organization, including developing a strong team, and we appreciate his long-standing commitment to Champion and support in helping ensure a smooth transition.”

About Wade Lyall

With more than 25 years of industry leadership, Mr. Lyall has a deep understanding of the Company’s operations, having originally joined Champion as a Sales Manager. He previously served as General Manager at two plants in Georgia from 2002 to 2005, Regional Vice President of Sales and Marketing from 2005 to 2012, Regional Vice President of the South Region from beginning in 2012 and Vice President of Sales and Business Development beginning in 2015. Mr. Lyall received a B.S. in Business Administration from East Carolina University.

About John Kastanek

Mr. Kastanek has more than 25 years of leadership experience spanning product management, engineering and customer operations across manufacturing, consumer products and connected technology. In his current role as Vice President of Marketing and Customer Operations at Champion Homes, he leads enterprise marketing, digital engagement, customer operations, go‑to‑market strategy and sales enablement. His responsibilities include customer insights and feedback systems that inform product, engineering, manufacturing and operational decisions across the organization. Prior to joining Champion, Mr. Kastanek spent 17 years at Polaris Industries in senior roles across service engineering, product management, global service operations and connected strategy. Mr. Kastanek received a B. S. in Engineering from the University of Minnesota and an MBA from UMN Carlson School of Management.

About Andrew Houser

Mr. Houser has spent more than 25 years of leadership experience across manufacturing and retail operations. In his current role as President of Retail Operations for Champion Homes, he oversees retail operations and the manufacturing facilities that make up Regional Builders Group. Mr. Houser joined Champion as part of the Company’s Regional Homes acquisition, which closed in October 2023, and has brought valuable insights to the broader Champion organization, including through key initiatives in the Texas region. Mr. Houser received his M.A. in Organizational Management from Dallas Baptist University.

About Champion Homes, Inc.

Champion Homes, Inc. (NYSE: SKY) is a leading producer of factory-built housing in North America and employs more than 9,300 people. With more than 70 years of homebuilding experience and 46 manufacturing facilities throughout the United States and western Canada, Champion Homes is well positioned with an innovative portfolio of manufactured and modular homes, ADUs, park-models and modular buildings for the single-family, multi-family, and hospitality sectors.

In addition to its core home building business, Champion Homes provides construction services to install and set-up factory-built homes, operates a factory-direct retail business with 84 retail locations across the United States, and operates Star Fleet Trucking, providing transportation services to the manufactured housing and other industries from several dispatch locations across the United States.

Manufactured and Modular Homes

www.championhomes.com

www.skylinehomes.com

www.genesishomes.com

Park Model RVs

www.championparkmodelscabins.com

Star Fleet Trucking

www.starfleettrucking.com

Investor contact information:

Name: Ellen Kaleniecki, Head of Investor Relations

Email: investorrelations@championhomes.com

Phone: (248) 614-8211